Exhibit 3.2

CERTIFICATE OF AMENDMENT TO SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF HEALTH IN TECH, INC.

November 10, 2026

Health In Tech, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

FIRST: The date of filing of the original Second Amended and Restated Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada is November 3, 2022 (as amended to date, the “Articles of Incorporation”).

SECOND: Article III of the Articles of Incorporation is hereby amended and restated in its entirety to provide as follows:

The total number of shares of stock that the Corporation shall have authority to issue is 720,000,000, consisting of 650,000,000 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”).

THIRD: Article IV of the Articles is amended by deleting the text of the existing Article IV in its entirety.

FOURTH: The remaining provisions of the Articles of Incorporation not affected by the aforementioned amendments shall remain in full force and not be affected by this certificate of amendment (the “Certificate of Amendment”).

FIFTH: This Certificate of Amendment to the Articles of Incorporation was duly adopted in accordance with the applicable provisions of the Nevada Revised Statutes and has been duly approved by all the members of the Board of Directors and the shareholders of the Corporation.

All other provisions of the Articles of Incorporation remain unchanged.

IN WITNESS WHEREOF, Health In Tech, Inc. has caused this Certificate of Amendment to the Second Amended and Restated Articles of Incorporation to be signed by Sanjay Shrestha, a duly authorized officer of the Corporation, on November 10, 2026.

/s/ Sanjay Shrestha
Sanjay Shrestha
Chief Executive Officer